Exhibit 10.17

2003 EXECUTIVE INCENTIVE COMPENSATION PROGRAM

An Executive Incentive Compensation program was implemented in January of 2003. This program pays incentives to the 12 members of the Executive Management team for Camden National Corporation, Camden National Bank and UnitedKingfield Bank.

This incentive program is an integral part of an overall management strategy that enables the CEO of Camden National Corporation to encourage executives to reach the fiscal targets in strategic and operating plans including the CEO and each of the Company’s named executive officers.

The Incentive is based on Net Income Before Taxes (NIBT). The plan is set up so the incentive pool is added to target NIBT, so the incentive pool is funded through increasing NIBT above the target level. This ensures the shareholders that they receive the results that were originally planned. The plan will pay out incrementally when the Company hits 96% of budgeted NIBT. (No incentive is paid if NIBT does not reach 96%.) The incentives increase incrementally up to 110% of NIBT where it is capped as reflected on the table below.

2003 Executive Incentive Pool Based on Financial Performance

	Executive Incentive Percentage at 100%
% of Plan	20.0%	25.0%	30.0%	35.0%	40.0%
96%	4.0%	5.0%	6.0%	7.0%	8.0%
97%	8.0%	10.0%	12.0%	14.0%	16.0%
98%	12.0%	15.0%	18.0%	21.0%	24.0%
99%	16.0%	20.0%	24.0%	28.0%	32.0%
100%	20.0%	25.0%	30.0%	35.0%	40.0%
101%	22.0%	27.5%	33.0%	38.5%	44.0%
102%	24.0%	30.0%	36.0%	42.0%	48.0%
103%	26.0%	32.5%	39.0%	45.5%	52.0%
104%	28.0%	35.0%	42.0%	49.0%	56.0%
105%	30.0%	37.5%	45.0%	52.5%	60.0%
106%	32.0%	40.0%	48.0%	56.0%	64.0%
107%	34.0%	42.5%	51.0%	59.5%	68.0%
108%	36.0%	45.0%	54.0%	63.0%	72.0%
109%	38.0%	47.5%	57.0%	66.5%	76.0%
110%	40.0%	50.0%	60.0%	70.0%	80.0%

Each executive has a targeted incentive percentage of base salary based on that position’s contribution to the overall results of the Corporation. An executive must have an overall satisfactory performance rating on their individual performance and goals before that executive is eligible to participate in the plan. Based on the Company’s financial goals for 2003, the targeted incentive percentage for the CEO was 40% of base salary, and for each of the remaining named executive officers 35% of base salary. Each executive’s payout will be based 60% on the Company’s financial results (per the table) and 40% on each individual executive’s attainment of their own goals as measured by the CEO of Camden National Corporation.

After the year-end results are reviewed by the outside Accounting firm, and the CEO and Compensation Committee have reviewed each individual’s performance, the incentive amount will be distributed.